EXHIBIT 10.50

                          Oasis@work Sponsor Agreement

This Sponsor Agreement is made and entered into effective this 28th day of June, 2000 by and between Surgical Safety Products, Inc., a corporation organized under the laws of the State of New York and having it's principal office at 2018 Oak Terrace, Sarasota, FL 34231 (hereinafter referred to as SURG) and United States Surgical, a division of Tyco Healthcare Group LP, a limited partnership organized under the laws of the State of Delaware and having its principal office at 150 Glover Avenue, Norwalk, CT 06856 (hereinafter referred to as "Sponsor").

                                   Witnesseth:

Whereas, SURG is the creator and sole owner of the rights to Oasis@work which consists of a data center and network for clinical information; and

Whereas, Oasis@mydesk is a software application designed to facilitate access to Oasis@work and which is designed to be installed on a client's personal computer from a CD-ROM or other means with live links to the Oasis@work data center; and

Whereas, Oasis@mydesk may contain a limited amount of the actual Oasis@work applications, specific conversion tools designed to convert a hospital from Oasis@mydesk clients to Oasis@work network clients, and unspecified applications featuring licensed intellectual properties from AORN, Inc.; and

Whereas, within any calendar quarter, any user or anyone accessing any content within Oasis@work will be recorded as a registered user for the purpose of determining user-fees referenced herein; and

Now therefore, in consideration of the promises and covenants contained herein and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, SURG and Sponsor do hereby agree as follows:

PROMOTIONAL CONSIDERATION For participation in the Oasis@mydesk program each Sponsor may receive promotional consideration in several formats. While it is likely, but not guaranteed, that the promotional benefits will exceed this list, the following is a minimum guaranteed offering.

PACKAGING: Sponsor will receive logo recognition on packaging or liner notes for at least 40,000 CD-ROMs targeted towards, but not limited to, members of AORN. Such CD- ROMS shall be delivered to the AORN members no later than April 1, 2001.

LABELING: Sponsor will receive text recognition on the actual CD-Rom label for at least 40,000 CD-ROMs targeted towards, but not limited to, members of AORN.

DISPLAY ADVERTISING: Sponsor will receive recognition in display advertisements to appear in at least twelve monthly issues of the AORN Journal.

ADDITIONAL CD-ROMS: Sponsor will receive 1000 additional copies of the Oasis@mydesk CD-ROM for distribution to its customers in any manner deemed appropriate.

URL LINK: Sponsor may elect to allow an Internet link from the Oasis@mydesk application directly to Sponsor's web site. In the event the link is established, the appearance of Sponsor's website may follow either of two formats, the choice of which is solely that of SURG: (i) the link may create a new browser window within which the Sponsor's website information will be displayed, or (ii) the Sponsor's web site may appear within Oasis the program.

EDUCATIONAL PARTICIPATION To establish a good and valuable application for providing educational opportunities to Oasis@mydesk users, Sponsor agrees to support this effort as follows:

NETWORK INSERVICES: Sponsor may provide content, in digital format, for the creation of up to 140 device and/or product inservices, the final form and design of which is under the sole discretion of SURG. These basic inservices will reside on the Oasis@work data center for access from anywhere within the Oasis@work and Oasis@mydesk network, and each inservice shall be accessible over said network within thirty (30) days after delivery of such completed inservice to SURG by Sponsor.

RESEARCH OPPORTUNITIES As a result of the direct link established between the Sponsor and the Oasis@mydesk end-user, it is likely, but not guaranteed, that supplemental opportunities will exist for Sponsor to communicate with the end-user for the purpose of conducting consumer research. Sponsor is guaranteed participation in at least the following:

VIRTUAL SURVEYS: Sponsor may elect to utilize a virtual-survey research tool allowing the Sponsor to send electronic surveys directly to specific healthcare workers or groups of healthcare workers. The specifications of this virtual-survey tool shall be determined by SURG at its sole discretion. Sponsor understands that this is paid for on a transactional basis as outlined herein.

FINANCIAL COMMITMENT AND TERMS The following fees, totaling $500,000, shall be due with respect to this and certain prior agreements, paid by wire transfer to the account designated by SURG or otherwise by cleared funds which shall be due on August 10, 2000 and deemed paid upon receipt by SURG:

SERVICES PROVIDED UNDER PRIOR AGREEMENTS: In addition to any other prior agreement fees already paid to SURG by Sponsor, the sum of $300,000 is due in consideration for all services, both tangible and intangible, provided under the Prior Agreements (defined hereinbelow) through June 28, 2000.

ANNUAL LICENSE FEE: This represents a one-year commitment. Sponsor agrees to pay an annual license for participation in this program in the amount of $200,000. In the event this program, or one substantially similar to this program is extended by mutual agreement of the parties beyond one-year, at the option of SURG the Sponsor may elect to participate on a right of first refusal basis at the rate as determined at that time. SURG makes no representation or warranty to Sponsor with regard to the content to be contained on the CD- ROMs or its use by recipients. Nothing contained herein shall guarantee to Sponsor any rights to participate in any additional or future programs or distributions offered by SURG.

INSERVICE PRODUCTION FEES: Sponsor agrees to provide all content for production in digital format, and as such, will be billed $1,000 per inservice module. SURG acknowledges receipt of $140,000 from Sponsor in full payment for 140 inservice modules, of which 110 have not yet been completed. Sponsor may complete said inservice modules or not at its discretion. If Sponsor elects to provide content for the remaining 110 inservices, then content must be delivered to SURG no later than May 1, 2001. The payment referenced herein, however, is non-refundable, irrespective of whether Sponsor provides less than 140 inservice modules.

VIRTUAL SURVEY FEES: Sponsor agrees that, should Sponsor utilize the Virtual Survey product, a transactional fee of $5 per returned and completed survey will be assessed in addition to any other fees referenced herein. These fees will be calculated by SURG on a monthly basis and will be itemized by invoice submitted to Sponsor. Payment terms for SURG invoices to Sponsor are net 30.

TERM
This Agreement shall commence on the date hereof and shall terminate one year thereafter, unless extended by mutual agreement of the parties. Notwithstanding the foregoing, the provisions herein titled Termination of Prior Agreements, Mutual Release, Indemnification of SURG and Indemnification of Sponsor shall survive such termination.

NOTICE

All written notices required or permitted hereunder shall be deemed effective and duly given:

               (i) when personally delivered;

               (ii) when sent by telephone facsimile (the sender shall also send a "hard copy" following the facsimile, however, the notice shall be effective upon the transmission of the facsimile if confirmed by Sender with words "Confirming delivery of notice from ----------------");

               (iii) one day after depositing in the custody of a nationally recognized receipted overnight delivery service; or (iv) at least three (3) days after posting in the United States first class, registered or certified mail; and, in the case of (iii) or (iv) above with postage prepaid and addressed to the recipient at its address as set forth as follows:

TO SURG:                 Surgical Safety Products, Inc. ("SURG")
                         2018 Oak Terrace, Suite 400
                         Sarasota, FL 34231
                         Telecopier Number:  (954) 925-0515

With a copy to:          Sam D. Norton, Esq.
                         Norton, Gurley, Hammersley & Lopez
                         1819 Main Street, Suite 610
                         Sarasota, FL 34236
                         Telecopier Number:  (941) 954-2128

To Sponsor:              Legal Department
                         United States Surgical
                         150 Glover Avenue
                         Norwalk, CT 06856

Editorial Rights SURG reserves absolute right to determine size, placement and relational organization of all promotional considerations afforded all Sponsors.

Usage The rate of installation and participation by anyone at all cannot be guaranteed.

Relationship of the Parties. During the term hereof, the relationship between SURG and Sponsor is that of Licensor and Licensee. Sponsor, its agents and employees shall, under no circumstances, be deemed agents or representatives of SURG. Nothing contained herein shall be construed as a joint venture or partnership between SURG and Sponsor.

Termination of Prior Agreements. This agreement terminates and supersedes all prior agreements, if any, between the parties and their affiliates, including the agreements dated October 28, 1998 and July 30, 1999 between SSP and Sponsor's affiliate, United States Surgical Corporation (collectively the "Prior Agreements"). With regard to this agreement, each party acknowledges that no representation or statement, and no understanding or agreement, has been made, or exists and that entering into this agreement, it has not relied upon anything done or said or upon any presumption in fact or in law, with respect to this agreement, or with respect to the relationship between the parties, other than as expressly set forth in this agreement.

Mutual Release. Upon execution of this Agreement, with the exception of non-disclosure, confidentiality agreements, and restrictions on the use of proprietary information signed by Sponsor and SURG, SURG hereby releases and forever discharges on behalf of Sponsor any and all claims, actions, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments and demands whatsoever in law or equity, past or present, known or unknown, against Sponsor, its subsidiaries, affiliates, predecessors, successors, officers, directors, agents, attorneys, representatives, employees, past or present, or any of them relating in any way to the Prior Agreements or transactions or liabilities in any way connected with the Prior Agreements. Likewise, Sponsor hereby releases and forever discharges on behalf of Sponsor any and all claims, actions, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments and demands whatsoever in law or equity, past or present, known or unknown, against SURG, its subsidiaries, affiliates, predecessors, successors, officers, directors, agents, attorneys, representatives, employees, past or present, or any of them relating in any way to the Prior Agreements or transactions or liabilities in any way connected with the Prior Agreements.

Indemnification of SURG. Sponsor hereby agrees to indemnify and hold SURG, its employees, officers, directors and agents harmless with respect to any losses, liability or costs incurred by SURG, its officers, employees, directors or agents arising out of any product liability or other malfunction of any products of Sponsor sold or displayed pursuant to the product inservices referenced herein. SURG shall be entitled to place disclaimers in a conspicuous manner on the network deemed acceptable to SURG.

Indemnification of Sponsor. SURG hereby agrees to indemnify and hold Sponsor, its employees, officers, directors and agents harmless with respect to any losses, liability or costs incurred by Sponsor, its officers, employees, directors or agents arising out of any product liability or negligence of SURG relating to the services referenced herein.

Assignment. This agreement may not be assigned, encumbered or transferred by either party without the prior written consent of the other party. This agreement shall be binding upon the successors of the parties.

Entire Agreement. This Agreement constitutes the entire agreement between SURG and Sponsor respecting the subject matter hereof. It shall not be amended, altered, or changed except by a written agreement signed by the parties hereto.

Governing Law. This agreement and the site sublicense agreements shall be governed by and construed in accordance with the laws of the State of Florida. The venue of any action brought to enforce this agreement or any site sublicense agreement shall be Sarasota County, Florida.

Attorney's Fees. In the event of litigation arising out of this agreement the prevailing party shall be entitled to an award of its reasonable attorney's fees and costs incurred both at the trial and appellate levels.

Confidentiality. SURG understands and acknowledges that Sponsor and Sponsor understands and acknowledges that SURG operates under the laws, statutes and regulations of various state and federal agencies, some of which are unique to the security-sensitive medical industry. Both SURG and Sponsor shall endeavor, to the extent permitted by law, make reasonable efforts to comply with the reasonable written instructions and reasonable written requests of the other regarding security and confidentiality pertaining to this Agreement and all other aspects of the relationship between the parties and information that is exchanged, shared or handled by either party to this Agreement. Both parties agree and do hereby agree that all information which could reasonably be considered "Confidential" by the other will not be distributed to their employees, affiliates or to the general public, except on a "Need to Know Basis." For the purposes of this section only, Confidential Information shall include any non-public information that the disclosing party reasonably designates as confidential, or which under the circumstances surrounding disclosure, should reasonably be considered confidential. Confidential information includes, but is not limited to information relating to a Party's released or unreleased software and hardware products, business policies and practices including all tangible and intangible materials containing information that is not public or not known to the public whether or not it is in written or printed form or whether it is machine or user readable or not.

Breach. In the event of a breach of this agreement, the parties shall have all rights and remedies provided for at law and in equity. The obligation to pay the fees referenced herein shall be the obligation of Sponsor.

Miscellaneous. Nothing contained in this agreement shall be construed as conferring by implication, estoppel or otherwise upon Sponsor any license under any trade secrets or know- how of SURG and no such license or other rights shall arise from this agreement or from any acts, statements or dealings resulting in the execution of this agreement. SURG retains all ownership rights with respect to the Oasis@work system, its contents now existing or as may be developed in the future. No representation or warranty has been or is made by SURG with respect to any services or products sold or provided through the Oasis@work system by others, it being understood that SURG shall not be liable for any loss, damage or expense arising from any claim with respect to services or products provided via Oasis@work by those other than SURG. Accuracy and reliability of content on Oasis@work is the sole responsibility of the Content Provider posting the content or otherwise authorizing the posting of said content.

IN WITNESS WHEREOF, the undersigned have executed this agreement effective the day and year set forth above.

SURGICAL SAFETY PRODUCTS, INC.        UNITED STATES SURGICAL


By: /s/ Donald Lawrence               By: /s/ Kevin Gould

Title: President                      Title: President


Date:                                 Date:

Agreed to as to the Sections titled "Termination of Prior Agreements" and "Mutual Release".

UNITED STATES SURGICAL CORPORATION


By: /s/ Kevin Gould


Title: President

Date:

                    ADDENDUM TO OASIS@WORK SPONSOR AGREEMENT



OTHER TYCO HEALTHCARE COMPANIES Additional Tyco companies, at their sole discretion, may elect to participate in this Oasis initiative or other similar Oasis programs from time to time. These additional participants will be addressed on an individual basis and under separate contract.

CO-MARKETING OF OASIS/AORN INITIATIVE Promotional consideration is granted to the Oasis and AORN marketing initiative for the term of one year from the date of this agreement. Specifically, USS agrees to review possible inclusion of the Oasis logo and specific wording indicating USS's participation in this agreement within USS display advertising, the exact size, placement, and form of which shall be mutually agreed upon prior to publication of any such advertising. This promotional consideration may include, but is not limited to, AORN Journal advertisements, Surgical Services Management advertisements, Surgical Products Magazine advertisements, and the www.ussurg.com website. Camera-ready art shall for any such advertising shall be furnished by SURG.

IN WITNESS WHEREOF, the undersigned have executed this addendum in conjunction with the Oasis@work Sponsor Agreement dated June 28, 2000.

SURGICAL SAFETY PRODUCTS, INC.                UNITED STATES SURGICAL


By: /s/ Donald Lawrence                       By: /s/ Kevin Gould

Title: President                             Title: President

Date:  _____________________________         Date:  ________________________